MINERAL LEASE AGREEMENT

Timberwolf Minerals, LTD (Lessor) leases to   Sombrio Capital Corp  , (Lessee) the unpatented mining claims attached as Exhibit “A” (referred to as the Property) located in Sections 7,& 8, Township 46 North, Range 55 East, Mt. Diablo Meridian in Elko County, Nevada, USA, subject to the following conditions:

Recitals:

A.	“Effective Date” is April 20, 2010.

B.	“Lease Year” means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

	1.	Warranties. Lessor warrants that he is the owner of the unpatented mining claims more particularly described in Exhibit “A” as the Property, and said claims are free from all liens and encumbrances.

2.

Exploration and Development Rights. Lessor will grant the Property to Lessee for the Lease period with the exclusive right to explore, develop and mine the Property for gold, silver and other valuable minerals.

3.

Performance Requirements / Assumption of Claim Maintenance. Under applicable Federal, State, and County laws and regulations, Federal, State, and County annual mining claim maintenance or rental fees are required to be paid for the unpatented mining claims which constitute all or part of the Property. Lessee shall timely and properly pay the Federal, State, and County annual mining claim maintenance or rental fees, and shall execute and record or file, as applicable, proof of payment of the Federal, State, and County annual mining claim maintenance or rental fees and of Lessor’s intention to hold the unpatented mining claims which constitute the Property. If Lessee does not terminate this Agreement before June 1 of any subsequent Lease Year, Lessee will be obligated either to pay the Federal, State, and Local annual mining claim maintenance or rental fees for the Property due that year or to reimburse Lessor for same.

4.

Area of Interest. Any additional claims located or acquired by the Lessee within one (1) mile from the exterior boundaries of the mining claims described in Exhibit “A” shall become a part of the leased property and shall be subject to the terms of this lease as of the Effective Date, exclusive of pre-existing claims held by other individuals or companies.

5.

Schedule of Minimum Payments. The Lessee shall pay Lessor US$5,000 upon execution of this lease. The Lessee shall pay to Lessor minimum payments which shall be advance payments of the Royalty, beginning on the first anniversary of this lease. Lessee shall be responsible for all federal, state and local taxes as they come due during the term of this Agreement. Due to the proximity to the filing deadline for 2010, State and BLM filing fees totaling $756.50 will be paid at the same time as the first payment of $5,000, bringing the toal due to $5,756.50 upon signing Agreement. Lessee may extend this lease upon payment and grant of the following:

		a.	Pay Lessor US$7,500 on or before the first anniversary of this lease.

	b.	Pay Lessor US$10,000 on or before the second and third anniversaries of this lease.

	c.	Pay Lessor US$25,000 on or before the fourth anniversary of this lease

	d.	Each annual payment thereafter to Lessor shall be US$25,000. Each such payment shall be made on or before the successive anniversary of the execution of this lease.

e.

Royalty Percentage and Purchase agreement. The percentage to be paid to Lessor from production from the Property (unpatented claims as defined in Exhibit “A” and all area of interest) for this Production Royalty shall one and one-half percent (1.5%) Net Smelter Return. The Lessee shall have the right to purchase the total one and one-half (1.5) percent Net Smelter Return, or any part thereof, of the royalty applicable on all unpatented claims as described in Exhibit “A” and within the boundaries of the Area of Interest for a total cost of US$5,000,000 (five million US dollars). The royalty purchase price must be executed on or before the seventh (7th) Anniversary of the lease. Failure to pay the purchase price on or before the seventh (7th) anniversary will terminate the lease agreement, and the property, as defined in Article 4 of this agreement, will be returned to the Lessor.

6.

Definition of Net Smelter Returns. During the term of this Lease, Lessee shall pay to Lessor, as a landowner’s Production Royalty, a percentage of the Net Smelter Returns (as defined below) from the sale of any Valuable Minerals, Ore, and Product mined and sold from the Property. “Net Smelter Returns” are defined as the gross revenues actually received by Lessee from the sales of any Valuable Minerals extracted and produced from the Property less the following charges:

a.

All costs to Lessee of weighing, sampling, determining moisture content and packaging such refined material and of loading and transporting it to the point of sale, including insurance and in-transit security costs.

	b.	All smelter costs and all charges and penalties imposed by the smelter, refinery or purchaser.

	c.	Marketing costs and commissions.

d.

Not withstanding the foregoing, for purposes of determining the royalty payable to Lessor on any gold and/or silver produced from the Property, the price attributed to such gold and/or silver shall be the price per ounce of gold and/or silver on which the royalty is to be paid (as the case may be) as quoted on the London Metals Exchange at the PM fix on the day prior to the date of final settlement from the smelter, refinery or other buyer of the gold and/or silver on which the royalty is to be paid (the “Quoted Price”). For purposes of determining the gross revenues, in the event the Lessee elects not to sell any portion of the gold and/or silver mined from the Property, but instead elects to have the final product of any such gold and/or silver credited to be held for its account with any smelter, refiner or broker, such gold and/or silver shall be deemed to have been sold at the Quoted Price on the day such gold and/or silver is actually credited to or placed in Lessee’s account.

	e.	Lessors shall be paid the Production Royalty quarterly by certified check by the Lessee or operator of the mine.

7.	Conditions of Termination by Lessor. This lease may be terminated at any time by the Lessor subject to the following:

	a.	If Lessee fails to meet the above lease payments, Lessor must give written notice to Lessee of such default. After receipt of default, Lessee has fifteen (15) days to cure the default.

b.

Lessee shall provide proof of payment to Lessor at least twenty (20) days prior to due date of any and all payments to Federal, State and County authorities. If Lessee fails to make Federal, State, and County maintenance payments, tax payments or filing fees at least twenty (20) days prior to due date, Lessor shall notify Lessee of default. After ten (10) days, if the default is not cured, Lessor may initiate the appropriate payment. Lessee will be deemed to have defaulted on the lease without further notification by Lessor. Lessee will be able to cure this default by reimbursing all Federal, State and County payments made by the Lessor + a twenty percent (20%) penalty within thirty (30) days of payment.

c.

In the event that the Lessee makes payment, but fails to notify the Lessor, Lessee is directly responsible for reimbursement to Lessor of any excess money paid to any Federal, State, or County entity within thirty (30) days of payment.

8.	Conditions of Termination by Lessee. This Lease may be terminated at any time by the Lessee subject to the following:

	a.	Lessee must give written notice thirty (30) days prior to relinquishing the leased property.

b.

In the event Lessee desires to terminate the agreement after June 1 of any year, Lessee shall be responsible for all Federal, State, and County Maintenance and filing fees for the next assessment year regarding the leased property.

	c.	Lessee shall deliver to Lessor in digital or reproducible form all data generated or obtained for the leased property, whether factual or interpretive as defined in section 13.

d.

Lessee shall quitclaim to Lessor all claims located or acquired by Lessee within the one (1) mile area of interest described in Paragraph 4. During the Period of the lease, any and all unpatented mining claims that are considered unnecessary to the Lessee within the area of interest will be offered to the Lessor at least twenty (20) days prior to the annual payment to the Federal government.

9.

Reclamation. Compliance with the Law. All exploration and development work performed by Lessee during the term of this Agreement shall conform with the applicable laws and regulations of the state in which the Property is situated and the United States of America. Lessee shall be fully responsible for compliance with all applicable Federal, State, and local reclamation statutes, regulations and ordinances relating to such work, at Lessee’s cost, and Lessee shall indemnify and hold harmless Lessor from any and all claims, assessments, fines and actions arising from Lessee’s failure to perform the foregoing obligations. Lessee’s reclamation obligation shall survive termination of this Agreement. Lessor agrees to cooperate with Lessee in Lessee’s application for governmental licenses, permits, and approvals, the costs of which shall be borne by Lessee. Lessee shall own all governmental licenses, permits, and approvals. Lessor warrants that all disturbances from previous work performed on the property has been properly reclaimed according to applicable state and federal regulations.

10.	Liens. Lessee shall keep the property free from any and all liens and encumbrances.

11.

Transfer, Assignment. Lessor and Lessee and their respective successors shall have the right to assign or otherwise transfer their respective interests in the Agreement in whole or in part provided that the transferee agrees in writing to assume all, or a portion of all if applicable, obligations of Lessee or Lessor hereunder, as the case may be.

12.	Lease Term. The term of this lease is for twenty (20) years, renewable for additional twenty (20) years so long as conditions of the lease are met.

13.

Data and Reports. Upon and after execution of the detailed agreement, Lessor will make available to Lessee all technical data, survey notes or maps, samples, drilling results including drill logs and reports concerning the Property which Lessor possesses, or to which it has access, or which it acquires in the future. Within sixty (60) days after termination of the detailed agreement, Lessee shall return to Lessor, all information of a nature similar to that described above and developed by Lessee during the term of the Lease Agreement. If requested by Lessor not more than once in any twelve (12) calendar months, Lessee shall submit to Lessor, within sixty (60) days of Lessee’s receipt of such request, an annual progress report describing Lessee’s work upon the Property, the results of such work, and the amounts expended by Lessee in furtherance thereof to the date of such report.

14.	Notification to Lesser. All notices and payments from Lessee to Lessor shall be sent to:

Timberwolf Minerals, LTD
1314 Linden St.
Canon City, CO 81212 USA
David A. Wolfe, President

or any other person Lessor shall designate. If Lessor designates an alternative person to receive notices and payment, they shall provide written notice of such to Lessee. All lease payments shall be made in the form of a check payable to Timberwolf Minerals, LTD.

15.	Notification to Lessee. All notices from Lessor to Lessee shall be sent to:

Sombrio Capitol Corporation
311 Tawny Road
Sarnia, Ont., Canada
N7S 5K1
Ken MacAlpine, President

or any other person Lessee shall designate. If Lessee designates an alternative person to receive notices, they shall provide written notice of such to Lessor.

The parties have executed this Agreement effective as of the Effective Date.

TIMBERWOLF MINERALS, LTD
By /s/ David A Wolfe
Title President

STATE OF Colorado	)
)ss.
COUNTY Fremont	)

Before me, a Notary Public in and for said State and County, duly commissioned and qualified, personally appeared David A. Wolfe, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who acknowledged himself to be the President of Timberwolf Minerals, LTD and who acknowledged that he executed the within instrument for the purposes therein contained.

Witness my hand, at office, this 26th day of April, 2010.

NOTARY PUBLIC

SOMBRIO CAPITOL CORPORATION
By Ken MacAlpine
Title President

Personally appeared before me _____________________________________, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who acknowledged that he executed the within instrument for the purpose therein contained.

Witness my hand, at office, this 23rd day of April, 2010.

NOTARY PUBLIC

EXHIBIT A
Description of PROPERTY

Unpatented Mining Claims

Claim Name	BLM Serial No.
NMC #

EH-3	998680
EH-4	998681
EH-5	998682
EH-6	998683
EH-12	998689

         a total of five (5) “EH” unpatented lode mining claims located in Sections 11, Township 46 North, Range 55 East, Mt. Diablo Baseline & Meridian, Elko County, Nevada, USA, owned by Timberwolf Minerals LTD.